EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-8 of Eagle Bancorp, Inc. of our reports dated February 28, 2006, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting as of December 31, 2007, which appear in Eagle Bancorp, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2007.

/s/ Stegman and Company

Baltimore, Maryland

September 8, 2008